HJ & ASSOCIATES, L.L.C.
              Certified Public Accountants and Consultants

                     CONSENT OF INDEPENDENT AUDITORS

Board of Directors
World-Wide Classics, Inc.
Murray, Utah

We consent to the use in this Registration Statement of World-Wide Classics, Inc. on Form SB-2, of our audit report dated August 31, 2000 for World-Wide Classices, Inc. for the period ended June 30, 2000 which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/  HJ & Associatres, LLC

HJ & Associates LLC
Salt Lake City, Utah
September 15, 2000



        50 South Main Street, Suite 1450 - Salt Lake City, Utah 84114
            Telephone (801) 328-4408 - Facsimile (801) 328-4461